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Exhibit 23.2

Consent of Agapito Associates, Inc.

        Agapito Associates, Inc. ("AAI") hereby consents to the references to AAI in the form and context in which they appear in the Annual Report on Form 10-K of Intrepid Potash, Inc. ("Intrepid") for the fiscal year ended December 31, 2009 and to the use of the information supplied by AAI under the caption "Item 2. Properties—Proven and Probable Reserves." AAI further consents to the incorporation by reference thereof into the Registration Statement on Form S-3 (No. 333-160555) previously filed by Intrepid and the Registration Statement on Form S-8 (No. 333-150444) previously filed by Intrepid.

Agapito Associates, Inc.
	By:	/s/ MICHAEL HARDY
Grand Junction, Colorado	Name:	Michael Hardy, PhD, P.E.
March 1, 2010	Title:	President and Principal

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  Exhibit 23.2
Consent of Agapito Associates, Inc.